Exhibit 99.1

August 1, 2019

IDACORP, Inc. Announces Second Quarter 2019 Results, Increases 2019 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported second quarter 2019 net income attributable to IDACORP of $53.2 million, or $1.05 per diluted share, compared with $62.3 million, or $1.23 per diluted share, in the second quarter of 2018. For the first six months of 2019, IDACORP reported net income attributable to IDACORP of $95.8 million, or $1.90 per diluted share, compared with $98.4 million, or $1.95 per diluted share, in the first six months of 2018.

“Continued customer growth of 2.5 percent and prudent management of operating expenses helped offset the impact of cool and wet weather across Idaho Power's service area compared with last year's second quarter," said IDACORP President and Chief Executive Officer Darrel Anderson. "Despite the impacts of weather on sales, we recorded the fourth highest second quarter ever at IDACORP.

"With financial performance to-date and our outlook for the balance of the year, we have increased the earnings guidance range for 2019 to $4.35 to $4.50 per diluted share, and we continue to expect to preserve the full $45 million of tax credits for future use under our earnings support and sharing mechanism,” concluded Anderson.

Performance Summary

A summary of financial highlights for the quarter ended June 30, 2019 and 2018 is as follows (in thousands, except per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Net income attributable to IDACORP, Inc.	$53,156	$62,288	$95,842	$98,430
Average outstanding shares – diluted (000’s)	50,507	50,481	50,512	50,472
IDACORP, Inc. earnings per diluted share	$1.05	$1.23	$1.90	$1.95

The table below provides a reconciliation of net income attributable to IDACORP for the three and six months ended June 30, 2019, from the same period in 2018 (items are in millions and are before related income tax impact unless otherwise noted).

	Three months ended		Six months ended
Net income attributable to IDACORP, Inc. - June 30, 2018		$62.3		$98.4
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment mechanisms	4.2		8.2
Usage per retail customer, net of associated power supply costs and power cost adjustment mechanisms	(13.4)		(10.4)
Idaho fixed cost adjustment (FCA) revenues	1.8		(0.5)
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and power cost adjustment mechanisms	(7.0)		(4.3)
Transmission wheeling-related revenues	(2.0)		2.0
Other operations and maintenance (O&M) expenses	5.3		2.6
Other changes in operating revenues and expenses, net	0.2		(0.9)
Decrease in Idaho Power operating income	(10.9)		(3.3)
Earnings of equity-method investments	1.4		(0.6)
Non-operating income and expenses	—		1.7
Income tax expense	—		(1.5)
Total decrease in Idaho Power net income		(9.5)		(3.7)
Other IDACORP changes (net of tax)		0.4		1.1
Net income attributable to IDACORP, Inc. - June 30, 2019		$53.2		$95.8

Net Income - Second Quarter 2019
IDACORP's net income decreased $9.1 million for the second quarter of 2019 compared with the second quarter of 2018, primarily due to lower net income at Idaho Power.
Customer growth increased operating income by $4.2 million in the second quarter of 2019 compared with the second quarter of 2018, as the number of Idaho Power customers grew by 2.5 percent during the twelve months ended June 30, 2019. Sales volumes on a per-customer basis decreased operating income by $13.4 million in the second quarter of 2019 compared with the second quarter of 2018. Greater precipitation in Idaho Power's service area led agricultural irrigation customers to use 20 percent less energy per customer to operate irrigation pumps. Also, residential and commercial customers used less energy per customer for cooling purposes, primarily due to cooler temperatures. The decrease in residential sales volumes per customer was mostly offset by the FCA mechanism (applicable to residential and small general service customers), which increased revenues by $1.8 million.

The net decrease in retail revenues per MWh decreased operating income by $7.0 million in the second quarter of 2019 compared with the second quarter of 2018. The settlement stipulations approved by the IPUC and OPUC during the second quarter of 2018 relating to income tax reform reduced revenues in the second quarter of 2019 more significantly than in the second quarter of 2018. To a lesser extent, changes in the customer sales mix decreased the retail revenues per MWh as volumes sold to residential, commercial, and irrigation customers made up a lesser portion of the customer sales mix than industrial customers in the second quarter of 2019 compared with the second quarter of 2018. Residential, commercial, and irrigation customers generally pay a higher per-MWh rate than industrial customers.

During the second quarter of 2019, transmission wheeling-related revenues decreased $2.0 million compared with the second quarter of 2018, largely due to a decrease in Idaho Power's open access transmission tariff (OATT) rates that became effective in October 2018.

Other O&M expenses were $5.3 million lower in the second quarter of 2019 compared with the second quarter of 2018. Other O&M expenses related to Idaho Power's hydropower generation decreased $1.1 million, due primarily to fewer maintenance projects at hydropower locations in the second quarter of 2019 compared with the second quarter of 2018. Labor and benefit costs decreased $1.5 million, primarily related to the levels of accruals for variable employee-related costs. As provided by the settlement stipulation approved by the IPUC in 2018 related to income tax reform, O&M expenses in the second quarter of 2018 included $1.1 million of non-cash amortization expense of regulatory deferrals that would otherwise be a future liability of Idaho customers.

Net Income - Year-to-Date 2019
IDACORP's net income decreased $2.6 million for the first half of 2019 compared with the same period of 2018, primarily due to lower net income at Idaho Power.

Customer growth increased operating income by $8.2 million in the first half of 2019 compared with the first half of 2018. Sales volumes on a per-customer basis decreased operating income by $10.4 million in the first half of 2019 compared with the first half of 2018, primarily due to lower irrigation, residential, and commercial revenues in the second quarter of 2019, as described above. The lower sales volumes on a per-customer basis in the second quarter of 2019 were partially offset by a 3 percent increase in sales volumes per residential customer in the first quarter of 2019 compared with the first quarter of 2018, as colder temperatures led residential customers to use more energy for heating.

The net decrease in retail revenues per MWh decreased operating income by $4.3 million in the first half of 2019 compared with the first half of 2018, due primarily to the effects of the settlement stipulations approved by the IPUC and OPUC during the second quarter of 2018 related to income tax reform noted above.

During the first half of 2019, Idaho Power benefited from a $2.0 million increase in transmission wheeling-related revenue, compared with the first half of 2018. This change was largely due to an increase in wheeling-related volumes driven by regional wholesale energy market activity in the first quarter of 2019, partially offset by a decrease in Idaho Power's OATT rates that became effective in October 2018.

Other O&M expenses were $2.6 million lower in the first half of 2019 compared with the first half of 2018. Other O&M expenses related to Idaho Power's hydropower generation decreased $2.3 million, due primarily to fewer maintenance projects at hydropower locations in the first half of 2019. As provided by the settlement stipulation approved by the IPUC in 2018 related to income tax reform, O&M expenses in the first half of 2018 included $1.1 million of non-cash amortization expense of regulatory deferrals that would otherwise be a future liability of Idaho customers.

Based on its estimate of full-year 2019 return on year-end equity in the Idaho jurisdiction (Idaho ROE), in the first half of 2019, Idaho Power recorded no additional accumulated deferred investment tax credits amortization under the Idaho regulatory settlement stipulation approved in October 2014.

2019 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is increasing its earnings guidance estimate for 2019. The 2019 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	Current(1)	Previous(2)
IDACORP Earnings Guidance (per share)	$ 4.35 – $ 4.50	$ 4.30 – $ 4.45
Idaho Power Additional Amortization of Accumulated Deferred Investment Tax Credits	No Change	None
Idaho Power Operating & Maintenance Expense	No Change	$ 350 – $ 360
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	No Change	$ 280 – $ 290
Idaho Power Hydroelectric Generation (MWh)	8.0 – 9.0	7.0 – 9.0
(1) As of August 1, 2019.
(2) As of May 2, 2019, the date of filing IDACORP's and Idaho Power's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on the company's website (www.idacorpinc.com), or by calling (800) 242-0681 for listen-only mode. There is no passcode required; simply request to be connected to the "IDACORP, Inc." call. The conference call logistics are also posted on the company's website and will be included in the company's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the company's website for a period of 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power began operations in 1916 and employs approximately 2,000 people to serve a 24,000-square-mile service area in southern Idaho and eastern Oregon. With 17 low-cost hydroelectric projects as the core of its generation portfolio, Idaho Power's more than 560,000 residential, business and agricultural customers pay some of the nation's lowest prices for electricity. To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance and estimated key operating and financial metrics, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "could," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investments; (b) the expense and risks associated with capital expenditures for utility infrastructure, and the timing and availability of cost recovery for such expenditures through customer rates, including the potential for the write-down or write-off of expenditures if not deemed prudent by regulators; (c) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes; (d) the impacts of economic conditions, including inflation, interest rates, regulatory authorized returns on equity, supply costs, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables; (e) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena and natural disasters, including conditions and events associated with climate change, which affect customer demand, hydropower generation levels, repair costs, liability for damage caused by utility property, including from wildfires, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, and energy efficiency technologies that may affect Idaho Power's sale or delivery of electric power or introduce new cyber security risks; (g) changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends; (h) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade; (k) accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties, for which the companies may have inadequate insurance coverage; (l) the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (m) disruptions or outages of Idaho Power's generation or transmission systems or of any interconnected transmission systems may constrain resources or cause Idaho Power to incur repair costs and purchase replacement power at increased costs; (n) the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (o) reductions in credit ratings, which could adversely impact access to debt and equity markets, increase borrowing costs, and require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements; (p) the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended; (q) changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the company's cash flows; (r) the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations; (s) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers, and the ability to adjust the labor cost structure when necessary; (t) failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation; (u) the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (v) the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of resulting operational changes through insurance or rates, or from third parties; (w) the companies' failure to secure data or to comply with privacy laws or regulations, security breaches, or the disruption or damage to the companies' business, operations, or reputation resulting from cyber-attacks and related litigation or penalties, terrorist incidents or the threat of terrorist incidents, or other malicious acts, and acts of war; (x) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and (y) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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